EXHIBIT 99.1

Shockwave Medical Reports Fourth Quarter and Full Year 2023 Financial Results

SANTA CLARA, Calif., Feb. 15, 2024 (GLOBE NEWSWIRE) -- Shockwave Medical, Inc. (Nasdaq: SWAV), a pioneer in the development and commercialization of transformational technologies for the treatment of cardiovascular disease, today reported financial results for the three months and full year ended December 31, 2023.

Recent Highlights

  Recognized revenue of $203.0 million for the fourth quarter of 2023 and $730.2 million for the full year 2023, representing increases of 41% and 49%, respectively, from the same periods in 2022
  Initiated the full U.S. commercial launch of the Shockwave C2+ Coronary Intravascular Lithotripsy (IVL) catheter
  Granted new physician and hospital reimbursement for coronary IVL in the United States. Three newly created MS-DRGs specific to coronary IVL for hospital payment in the inpatient setting became effective October 1, 2023. A new Category I CPT add-on code that provides physicians with remuneration for the additional work associated with performing coronary IVL became effective January 1, 2024

“The team ended 2023 with solid performances across our business and geographies,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “Our record revenue is a testament to the continued clinical need for our innovative products and our ability to grow the Shockwave organization to meet those needs as we pursue our mission to improve outcomes for patients suffering from cardiovascular disease.”

Fourth Quarter 2023 Financial Results

Revenue for the fourth quarter of 2023 was $203.0 million, an increase of $59.0 million, or 41%, compared to the corresponding prior year period. Revenue growth was primarily driven by increased adoption of Shockwave products in both the United States and internationally.

Gross profit for the fourth quarter of 2023 was $177.7 million compared to $126.5 million for the corresponding prior year period. Gross margin for the fourth quarter of 2023 was 88%, consistent with 88% for the corresponding prior year period.

Operating expenses for the fourth quarter of 2023 were $134.4 million, compared to $84.1 million for the corresponding prior year period, representing a 60% increase, primarily driven by increases in headcount to support the growth of the business and Reducer spend resulting from the Neovasc acquisition that closed in 2023.

Net income was $44.3 million in the fourth quarter of 2023, as compared to a net income of $140.9 million in the corresponding prior year period. In the fourth quarter of 2022, we released our valuation allowance, which resulted in a tax benefit of $99.0 million in that quarter. Basic net income per share was $1.20 in the fourth quarter of 2023. Diluted net income per share was $1.16 in the fourth quarter of 2023.

Adjusted EBITDA was $68.2 million in the fourth quarter of 2023, a 20% increase compared to adjusted EBITDA of $56.6 million in the fourth quarter of 2022. Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA” below.

Full Year 2023 Financial Results

Revenue for the full year 2023 was $730.2 million, an increase of $240.5 million, or 49%, compared to the full year 2022. The growth was primarily driven by an increase in the purchase volume of our products in the United States and increased adoption of our products internationally.

Gross profit for the full year 2023 was $634.8 million compared to $424.7 million for the full year 2022. Gross margin for the full year 2023 was 87%, consistent with 87% for the full year 2022.

Operating expenses were $475.7 million for the full year 2023, compared to $300.6 million for the full year 2022, an increase of 58% primarily driven by increases in headcount to support the growth of the business and Reducer spend resulting from the Neovasc acquisition that closed in 2023.

Net income was $147.3 million for the full year 2023, compared to $216.0 million for the full year 2022. Net income in 2022 included a $99.0 million tax benefit from the release of our valuation allowance in that year. Basic net income per share was $4.01 for the full year 2023. Diluted net income per share was $3.85 for the full year 2023.

Adjusted EBITDA was $242.7 million for the full year 2023, a 40% increase compared to adjusted EBITDA of $173.9 million for the full year 2022. Adjusted EBITDA is a non-GAAP measure.

Cash, cash equivalents and short-term investments totaled $990.6 million as of December 31, 2023.

2024 Financial Guidance

Shockwave Medical projects revenue for the full year 2024 to range from $910 million to $930 million, which represents 25% to 27% growth over the full year 2023 revenue.

Conference Call

Shockwave Medical will host a conference call at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time on Thursday, February 15, 2024, to discuss its fourth quarter and full year 2023 financial results. The call may be accessed by dialing 877-704-4453 for domestic callers or 201-389-0920 for international callers, using conference ID: 13742096. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com/.

About Shockwave Medical, Inc.

Shockwave Medical is a leader in the development and commercialization of innovative products that are transforming the treatment of cardiovascular disease. Its first-of-its-kind Intravascular Lithotripsy (IVL) technology has transformed the treatment of atherosclerotic cardiovascular disease by safely using sonic pressure waves to disrupt challenging calcified plaque, resulting in significantly improved patient outcomes. Shockwave Medical has also recently acquired the Reducer, which is under clinical investigation in the United States and is CE Marked in the European Union and the United Kingdom. By redistributing blood flow within the heart, the Reducer is designed to provide relief to the millions of patients worldwide suffering from refractory angina. Learn more at www.shockwavemedical.com.

Forward-Looking Statements

This press release contains statements relating to our expectations, projections, beliefs, and prospects, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and similar expressions, and the negative of these terms. Forward-looking statements in this press release include, but are not limited to, statements regarding our anticipated future operating results and financial position, including for the full year ending December 31, 2024, our business strategy and plans, our objectives for future operations and financial performance and other matters. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the impact of global business, political, and macroeconomic conditions, including inflation, rising interest rates, uncertainty with respect to the federal budget and the related potential for government shutdowns, instability in the global banking system, volatile market conditions, supply chain disruptions, cybersecurity events and global events, including regional conflicts around the world, on our operations, financial results, liquidity, capital resources, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; our ability to successfully execute our business and growth strategies; our ability to develop, manufacture, obtain and maintain regulatory approvals for, and market and sell, our products; our expected future growth, including the size and growth potential of the markets for our products; our ability to obtain coverage and reimbursement for procedures performed using our products; our ability to scale our organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our ability to develop and maintain our corporate infrastructure, including our internal controls; our financial performance and capital requirements; the success of any acquisitions that we make; and our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These factors, as well as others, are discussed in our filings with the Securities and Exchange Commission (SEC), including in the sections titled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in our other reports filed with the SEC. Except to the extent required by law, we do not undertake to update any of these forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

Use of Non-GAAP Financial Measures

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP), including references to adjusted EBITDA, a non-GAAP financial measure that excludes from net income the effects of income tax (benefit) provision, other income, interest expense, loss from equity method investment, depreciation and amortization, and stock-based compensation expense. We believe the presentation of adjusted EBITDA is useful as it provides visibility to our underlying continuing operating performance by excluding the impact of certain items that are non-cash in nature or not related to our core business operations.

Our definition of adjusted EBITDA may differ from similarly titled measures used by others. Adjusted EBITDA should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because adjusted EBITDA excludes the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review, when they become available, our consolidated financial statements and publicly filed reports in their entirety. A reconciliation of adjusted EBITDA to net income has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Media Contact:
Scott Shadiow
+1.317.432.9210
sshadiow@shockwavemedical.com

Investor Contact:
Debbie Kaster
dkaster@shockwavemedical.com

SHOCKWAVE MEDICAL, INC.
Balance Sheet Data
(in thousands)

	December 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$328,422	$156,586
Short-term investments	662,132	147,907
Accounts receivable, net	114,552	71,366
Inventory	107,587	75,112
Prepaid expenses and other current assets	12,567	8,292
Total current assets	1,225,260	459,263
Operating lease right-of-use assets	29,707	32,365
Property and equipment, net	68,923	48,152
Equity method investment	1,643	3,512
Intangible assets, net	92,857	—
Goodwill	39,568	—
Deferred tax assets	99,169	97,568
Other assets	9,436	5,229
TOTAL ASSETS	$1,566,563	$646,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,868	$6,721
Accrued liabilities	91,696	55,375
Lease liability, current portion	3,641	1,278
Total current liabilities	104,205	63,374
Lease liability, noncurrent portion	35,103	34,928
Convertible debt, noncurrent portion	731,863	—
Debt, noncurrent portion	—	24,198
Related party contract liability, noncurrent portion	12,273	12,273
Deferred tax liabilities	3,609	—
Long-term income tax liability	1,526	—
Other liabilities	9,307	—
TOTAL LIABILITIES	897,886	134,773
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	37	36
Additional paid-in capital	557,882	548,960
Accumulated other comprehensive income (loss)	293	(867)
Retained earnings (accumulated deficit)	110,465	(36,813)
TOTAL STOCKHOLDERS’ EQUITY	668,677	511,316
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,566,563	$646,089

SHOCKWAVE MEDICAL, INC.
Statement of Operations Data
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$202,979	$144,026	$730,230	$489,733
Cost of revenue:
Cost of product revenue	25,316	17,502	95,388	64,996
Gross profit	177,663	126,524	634,842	424,737
Operating expenses:
Research and development	42,321	23,723	145,647	81,679
Sales and marketing	67,181	43,437	234,837	161,995
General and administrative	24,879	16,941	95,265	56,929
Total operating expenses	134,381	84,101	475,749	300,603
Income from operations	43,282	42,423	159,093	124,134
Loss from equity method investment	(167)	(1,061)	(1,869)	(2,475)
Interest expense	(2,950)	(969)	(6,905)	(1,886)
Other income, net	15,295	4,261	23,962	1,055
Net income before taxes	55,460	44,654	174,281	120,828
Income tax (benefit) provision	11,155	(96,257)	27,003	(95,168)
Net income	$44,305	$140,911	$147,278	$215,996
Net income per share, basic	$1.20	$3.89	$4.01	$6.02
Net income per share, diluted	$1.16	$3.71	$3.85	$5.70
Shares used in computing net income per share, basic	36,930,055	36,178,112	36,706,060	35,900,738
Shares used in computing net income per share, diluted	38,158,637	37,994,698	38,206,269	37,881,590

SHOCKWAVE MEDICAL, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
GAAP Net Income	$44,305	$140,911	$147,278	$215,996
Non-GAAP Adjustments
Income tax (benefit) provision	11,155	(96,257)	27,003	(95,168)
Other income	(15,295)	(4,261)	(23,962)	(1,055)
Interest expense	2,950	969	6,905	1,886
Loss from equity method investment	167	1,061	1,869	2,475
Depreciation and amortization	3,075	1,538	10,358	4,856
Stock-based compensation expense	21,811	12,643	73,234	44,890
Adjusted EBITDA	$68,168	$56,604	$242,685	$173,880